EXHIBIT 99.1

THE AES CORPORATION EXTENDS THE EXPIRATION DATE OF
EXCHANGE OFFER

ARLINGTON, VA, December 9, 2002 — The AES Corporation (NYSE: AES) announced today that it had extended the expiration date of the exchange offer relating to its outstanding $300,000,000 8.75% Senior Notes due 2002 (“2002 Notes”) and $200,000,000 7.375% Remarketable or Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”), from 5:00p.m., New York City time, on December 6, 2002 to 5:00p.m., New York City time, on December 9, 2002. ..

The AES Corporation has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on December 6, 2002, approximately $233,768,000 in aggregate principal amount of its 2002 Notes and $172,869,000 in aggregate principal amount of its ROARs had been tendered in the exchange offer. These amounts represent approximately 78% and 86% of the outstanding 2002 Notes and ROARs, respectively. Consummation of the exchange offer is subject to a number of significant conditions including the condition that 80% in aggregate principal amount of the 2002 Notes and 80% in aggregate principal amount of the ROARs are validly tendered.

The offering of the new senior secured notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended, and two individuals affiliated with AES who are accredited investors.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

CONTACT: Kenneth R. Woodcock, 703-522-1315